Exhibit 23.3

[Letterhead of American Appraisal]

March 23, 2007

Simcere Pharmaceutical Group

No. 699-18 Xuan Wu Avenue

Xuan Wu District

Nanjing, People’s Republic of China

CONSENT OF INDEPENDENT APPRAISER

American Appraisal China Limited(“AAC”) hereby consents to the references to AAC’s name and value conclusions for accounting purposes, with respect to its appraisal reports addressed to the board of Simcere Pharmaceutical Group (the “Group”) dated January 23, 2007 in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. AAC also hereby consents to the filing of this letter as an exhibit to the Registration Statement. AAC does not consent to classification as an expert under Section 11(a)(4) of the Securities Act of 1933, as amended.

AMERICAN APPRAISAL CHINA LIMITED

/s/ Ricky Lee
Name: Ricky Lee
Title: Vice President